Exhibit 99.1

Liberty Latin America confirms discussions with Millicom
Denver, Colorado – January 14, 2019: Liberty Latin America Ltd. (“Liberty Latin America” or “the Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) notes the statement issued today by Millicom International Cellular S.A. (“Millicom”) and confirms that it has submitted a preliminary, highly-conditional, non-binding proposal regarding a possible transaction. There can be no assurance that any transaction will proceed or what the deal terms would be.
Liberty Latin America’s Board regularly evaluates all options to serve the best interests of the Company and its shareholders and will continue to do so. We do not intend to make any further comment until such time as a definitive decision has been made.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel    +1 786 274 7552

Media Relations:
Claudia Restrepo    +1 786 218 0407